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                                                                   EXHIBIT 99.1



                               [KIRKLAND'S LOGO]
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                                                                   News Release

Contact:  Rennie Faulkner
          Executive Vice President & CFO
          (731) 668-2444


                  KIRKLAND'S NAMES JACK E. LEWIS AS PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                    Retail Veteran to Join Effective May 31
               Robert Alderson to Serve as Chairman of the Board

JACKSON, Tenn. (May 16, 2005) -- Kirkland's, Inc. (NASDAQ/NM: KIRK) today announced that Jack E. Lewis has joined the Company as President and Chief Executive Officer, effective May 31, 2005. Robert Alderson will continue to serve as Chairman of the Company's Board of Directors as well as in an executive capacity in the areas of real estate and store operations. Under the leadership of a special committee of the Board of Directors, consisting of David Mussafer, Wilson Orr and Mr. Alderson, the Company had been searching for a top merchandising executive. After initial discussions with Mr. Lewis, the Board expanded the committee's mandate to include the possible hiring of a CEO with a strong merchandising background.

         Mr. Lewis was most recently Chairman and Chief Executive Officer of Garden Ridge Corporation, having been brought back to Garden Ridge to lead a successful turnaround and emergence from Chapter 11. From 1998 to 2003, he served as Chief Executive Officer of BGH Corporation, a global search firm he founded. From 1990 to 1998, Mr. Lewis was President and Chief Operating Officer of Garden Ridge, a position that included serving as the organization's chief merchant. Prior to that time, he enjoyed a distinguished career with Sears, Roebuck & Company in various national sales, advertising, marketing and buying roles.

         Mr. Alderson commented, "For the past several years, Carl Kirkland, founder and Chairman Emeritus, and I have focused on strengthening our management team by recruiting experienced executives with diverse retail backgrounds who can help us build a successful company for the long term. By uniting these new hires with a solid group of longtime Kirkland's veterans, we have established a team of capable leaders and managers in merchandising, marketing, stores, real estate, logistics, human resources, finance and information systems. With the addition of Jack Lewis, I believe we have found a proven retail executive to lead this talented group. Jack brings significant merchandising experience in the home furnishings sector and a record of producing sales and bottom line results. His intense focus on customer satisfaction and background in merchandising, sales and


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           805 N. Parkway - Jackson, Tennessee 38305 - (731) 668-2444


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KIRK Hires New President and Chief Executive Officer
Page 2
May 16, 2005


marketing, combined with his broad leadership and management skills, make him the perfect Chief Executive Officer and chief merchant to lead Kirkland's.

         "I am very excited about the future of our Company. Kirkland's has been family to me for nearly 20 years, and serving for the last four years as CEO has been a distinct privilege and honor. We have grown from a store base of 16 in 1986 to 312 at the end of the first quarter, commenced a successful shift to primarily off-mall venues, established a functional supply chain, built a state-of-the-art technology base and grown to nearly $400 million in revenues. I believe it is the right time for the Company to add a CEO with proven merchandising expertise in the home furnishings sector. I expect to remain extremely active in the Company and look forward to partnering with Jack to help Kirkland's reach its goals."

         David M. Mussafer, Director of Kirkland's, added, "We are thrilled to add Jack Lewis, a talented and experienced merchant, as our CEO. Jack is a proven merchant and operator and will be a difference-maker for Kirkland's in a crowded and highly competitive sector. We are also quite fortunate to retain the services of Robert Alderson who continues as Chairman of the Board and will remain active in the important areas of real estate and store operations. Robert has made many valuable contributions to the growth of Kirkland's, assembled and recruited a talented senior management team, established the necessary infrastructure for the Company's growth and success, and set a positive direction for Kirkland's in 2005 and beyond."

         Kirkland's plans to discuss Mr. Lewis's hiring, its results of operations for the first quarter of fiscal 2005, and the Company's outlook for the second quarter and the 2005 fiscal year on its regularly scheduled first quarter conference call on May 19, 2005, at 10:00 a.m. EDT. Kirkland's plans to issue its earnings release for the first quarter before the market opens on May 19, 2005. The number to call for this interactive teleconference is (913) 981-5532. A replay of the conference call will be available through May 26, 2005, by dialing (719) 457-0820 and entering the confirmation number, 6377418. The live broadcast of Kirkland's quarterly conference call will be available online at the Company's website, www.kirklands.com, or at http://phx.corporate-ir.net/playerlink.zhtml?c=131653&s=wm&e=1055901 on May 19, 2005, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through June 2, 2005.

         Kirkland's, Inc. was founded in 1966 and is a leading specialty retailer of home decor in the United States, operating 312 stores in 37 states. The Company's stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company's stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

         Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home decor industry in general and in Kirkland's specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed on April 14, 2005. Kirkland's disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


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